Exhibit 2.1.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 06/01/2015
FILED 10:30 AM 06/01/2015
SRV 150874867 - 4577956 FILE

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

STRATEGIC GLOBAL INVESTMENTS, INC.

STRATEGIC GLOBAL INVESTMENTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is STRATEGIC GLOBAL INVESTMENTS, INC.

SECOND: The Corporation was originally incorporated under the name American Consolidated Laboratories, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 22, 2008.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Sixth Amended and Restated Certificate of Incorporation as follows:

1. Article VI shall be amended and restated to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000; 100.000,000 shares shall be designated common stock, par value $.00001 per share and 10,000,000 shares shall be designated as preferred stock, par value $.001 per share.

Preferred Stock:

The Board of Directors of the Corporation is vested with the authority to determine and state the designations and preferences, limitation, relative rights and voting rights, if any, of each series by the adoption and filing in accordance with the Delaware General Corporation Law, before the issuance of any shares of such series, of a designation of those preferences, rights and voting rights which need not be approved by the stockholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same series shall be identical.

No share shall be issued without consideration being exchanged, and it shall thereafter be non-assessable.

The following is a description of each class of stock of the Corporation with the preferences, conversion and other rights, restrictions, voting powers, limitations as to distributions, qualifications, and terms and condition of redemption of each class:

FIRST: The Common Stock shall have voting rights such that each share of Common Stock duly authorized, issued and outstanding shall entitle its holder to one vote.

SECOND: Notwithstanding any provision of this Certificate of Incorporation to the contrary, the affirmative vote of a majority of all the votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization, approval or advice of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:

(i) any amendment of this Certificate of Incorporation;

(ii) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

(iii) the sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation including its goodwill and franchises;

(iv) the participation by the Corporation in a share exchange (as defined in Delaware General Corporation Law); and

(v) the voluntary or involuntary liquidation, dissolution or winding-up of or the revocation of any such proceedings relating to the Corporation.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each 10,000 shares of Common Stock, par value $0.00001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.00001 per share; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share one share of common stock.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on April 24, 2015 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 19 day of May, 2015.

STRATEGIC GLOBAL INVESTMENTS, INC.

By	/s/ Andrew T. Fellner
Andrew T. Fellner, Chief Executive Officer

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